[LETTERHEAD OF BAKER BOTTS LLP]

EXHIBIT 5.1

June 25, 2004

Motive, Inc.

12515 Research Blvd.

Austin, Texas 78758

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Motive, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to 5,468,013 shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”), of the Company, that may be issued pursuant to the Motive, Inc. Equity Incentive Plan, the Motive, Inc. Employee Stock Purchase Plan, the Motive, Inc. 1997 Stock Option/Stock Issuance Plan, the BroadJump, Inc. 1998 Stock Option/Stock Issuance Plan and the Ventix Systems, Inc. 1997 Stock Option/Stock Issuance Plan (collectively, the “Plans”), certain legal matters in connection with the Shares are being passed upon for the Company by us. The Shares may consist of (i) the Company’s authorized but unissued shares of Common Stock (the “Original Issuance Plan Shares”), (ii) previously issued shares of Common Stock reacquired and held by the Company or (iii) shares of Common Stock purchased on the open market. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

We understand that (i) 3,057,862 stock options have been issued and remain outstanding under the Motive, Inc. 1997 Stock Option/Stock Issuance Plan, (ii) 261,834 stock options have been issued and remain outstanding under the BroadJump, Inc. 1998 Stock Option/Stock Issuance Plan, (iii) 652 stock options have been issued and remain outstanding under the Ventix Systems, Inc. 1997 Stock Option/Stock Issuance Plan, (iv) 1,397,665 Shares may be issued pursuant to options and other awards granted under the Motive, Inc. Equity Incentive Plan and (v) 750,000 Shares may be issued under the Motive, Inc. Employee Stock Purchase Plan.

In our capacity as your counsel in the connection referred to above, we have examined the originals, or copies certified or otherwise identified, of the forms of Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company, each to become effective at the closing of the offering made pursuant to the Registration Statement on Form S-1 (Registration No. 333-111030) filed with the

[BAKER BOTTS LLP]

Commission, corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed.

In giving the opinions hereinafter expressed, we have relied on certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. We have assumed that all signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

On the basis of the foregoing, and subject to the limitations and qualifications hereinafter set forth, we are of the opinion that:

1. The Company is a corporation duly incorporated under the laws of the State of Delaware.

2. Upon the issuance and sale of the Original Issuance Plan Shares pursuant to and in accordance with the provisions of the Plans, and in exchange for the Company’s receipt of the consideration provided for under the terms and provisions of the Plans, the Original Issuance Plan Shares will be duly authorized by all necessary corporate action on the part of the Company, validly issued, fully paid and nonassessable.

This opinion is limited to the laws of the State of Delaware and the applicable federal laws of the United States.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.